                           INTEREST PURCHASE AGREEMENT

                                      AMONG

                          NOVA GENERAL PARTNER LIMITED

                            CALEDONIA INVESTMENTS plc

                      JOHNSON BROTHERS AND COMPANY LIMITED

                        ATLANTIC MEDICAL ASSOCIATES, L.P.

                                       and

             THE LIMITED PARTNERS OF ATLANTIC MEDICAL CAPITAL, L.P.
                           Dated as of August 5, 2004

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                                TABLE OF CONTENTS

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                                                                                                                   PAGE
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
I.       PURCHASE AND SALE.......................................................................................    1
         1.1      Purchase of Interests..........................................................................    1
         1.2      Closing .......................................................................................    1
         1.3      Purchase Price.................................................................................    4
         1.4      Transfers......................................................................................    8
         1.5      Adstock Treatment..............................................................................    9

II.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................................................    9
         2.1      Organization; Authority........................................................................    9
         2.2      Title to Interests.............................................................................    9
         2.3      No Violation; Consents and Approvals...........................................................    9
         2.4      Brokers .......................................................................................   10

III.     REPRESENTATIONS AND WARRANTIES OF BUYERS AND THE NEW GP.................................................   10
         3.1      Organization; Authority........................................................................   10
         3.2      No Violation; Consents and Approvals...........................................................   10
         3.3      Brokers .......................................................................................   11
         3.4      Sophisticated Purchaser........................................................................   11
         3.5      Unregistered Securities Acknowledgement........................................................   11
         3.6      Accredited Investor............................................................................   11

IV.      MISCELLANEOUS...........................................................................................   11
         4.1      Further Assurances.............................................................................   11
         4.2      Notices .......................................................................................   11
         4.3      Amendment, Modification and Waiver.............................................................   13
         4.4      Entire Agreement...............................................................................   13
         4.5      Severability...................................................................................   13
         4.6      Binding Effect; Assignment.....................................................................   14
         4.7      No Third-Party Beneficiaries...................................................................   14
         4.8      Fees and Expenses..............................................................................   14
         4.9      Counterparts...................................................................................   14
         4.10     Interpretation.................................................................................   14
         4.11     Legal Suits....................................................................................   14
         4.12     Governing Law..................................................................................   14
         4.13     RELEASE .......................................................................................   14
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                                       i

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            INTEREST PURCHASE AGREEMENT, dated as of August 5, 2004 (this
"Agreement"), by and among the limited partners of Atlantic Medical Capital, L.P. set forth on the signature pages hereof (the "LPs" and excluding Adstock Limited, the "LP Sellers"), Atlantic Medical Associates, L.P. (the "GP" and, together with the LP Sellers, the "Sellers"), Caledonia Investments plc ("PLC"), Johnson Brothers and Company Limited ("JBL" and, together with the PLC, the "Buyers") and Nova General Partner Limited (the "New GP").

            WHEREAS, as of the date hereof, the GP owns all of the outstanding general partnership interests (the "GP Interests") in the Atlantic Medical Capital, L.P., a Delaware limited partnership (the "Company") and the LP Sellers own all of the outstanding limited partnership interests, other than the interests owned by Adstock Limited (the "LP Interests," and collectively with the GP Interests, the "Interests") in the Company;

            WHEREAS, subject to the terms and conditions of this Agreement, the Buyers have agreed to purchase from the Sellers the Interests;

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I. PURCHASE AND SALE.

            1.1 Purchase of Interests. Upon the terms of this Agreement, the Buyers hereby purchase from the Sellers, and each Seller hereby sells to the Buyers, effective as of the Closing Date (as defined below), all of such Seller's right, title and interest in and to the Interests owned by it. As between PLC and JBL, PLC shall acquire and pay for 50% of the Interests and JBL shall acquire and pay for 50% of the Interests. The purchase price (the "Purchase Price") for the Interests shall be as set forth in Section 1.3 hereof. Effective as of the Closing on the Closing Date, (i) the New GP is hereby admitted to the Company as the general partner thereof and (ii) the GP Interest acquired by the Buyers is hereby converted to a limited partnership interest in the Company.

            1.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, at 10:00 a.m., local time, on the date hereof or such other date as mutually agreed to by the parties (the "Closing Date"). The consummation of the Closing with any Seller is subject to consummation of the Closing by all Sellers. At the Closing, the following (except as set forth below) must take place as a condition to such Closing:

            (a) The Buyers will pay to the Sellers the portion of the Initial Payment (as defined in Section 1.3(a) below) shown next to its name on Schedule 1.2(a) by wire transfer of immediately available funds to the account or accounts designated for it on Exhibit 1.2(a). The portion of the Purchase Price to be received by each Seller has been determined based on its capital contributions to the Company, is referred to as the "Proceeds Percent" and is set forth across from such Seller's name on Schedule 1.2(a). The portion of the Purchase Price that would have been payable to Adstock Limited had it agreed to sell its interest based on its capital contributions to the Company is also set forth on Schedule 1.2(a). Notwithstanding the

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foregoing, pursuant to the terms of the Promissory Note by Atlantic Medical
Investors, LLC ("AMI") in favor of the Company dated July 9, 1996 (as amended to date, the "Note") and the Pledge Agreement by and between AMI and the Company dated as of July 9, 1996 (as amended to date, the "Pledge Agreement") and the agreement of the parties hereto, all amounts payable to AMI hereunder (the "AMI Amount") shall be paid as follows: (i) the first $350,000 shall be paid to the Company as a mandatory payment under the Note and (ii) the remainder shall be paid directly to the Sellers and Adstock Limited pro rata based upon their adjusted Proceeds Percent (excluding for this purpose the Proceeds Percent of AMI) as set forth on Schedule 1.2(a) and shall be treated as a distribution by the Company. Upon receipt of the AMI Amount by the Company, the Sellers and Adstock Limited each of such parties hereby agrees that (i) the Note shall be deemed to be paid in full, (ii) the lien on the interests created by the Pledge Agreement shall be deemed released, (iii) the Pledge Agreement shall be terminated and (iv) AMI shall have no further interest in the Company, except for the right to receive the portion of the Purchase Price set forth in Sections 1.3(b) and (c) hereof, which AMI hereby assigns to the Sellers and Adstock Limited based on their adjusted Proceeds Percent (excluding for this purpose the Proceeds Percent of AMI) as set forth on Schedule 1.2(a). The Company shall have 45 days to disburse its portion of the AMI Amount to those persons listed on
Schedule 1.2(e) and to satisfy other accrued but unpaid liabilities of the Company for periods on or before the Closing and the remainder of such amount shall then be distributed by the Company to the Sellers (excluding AMI) and Adstock Limited pro rata based upon their adjusted Proceeds Percent (excluding for this purpose the Proceeds Percent of AMI) as set forth on Schedule 1.2(a).

            (b) Each Buyer shall receive from the GP a good standing certificate from the State of Delaware attesting to the good standing of the Company as of a date no earlier than 10 days prior to the date hereof.

            (c) The GP shall deliver a copy of each of the following documents with respect to each company identified on Schedule A (each a "Portfolio Company"), confirmed by an officer of each such Portfolio Company to be correct as of a recent date: (i) all organizational documents (including, but not limited to, Certificates/Articles of Incorporation and By-Laws, operating agreements and other formation or constituent documents), (ii) a current equity capitalization table (containing the series or classes of stock of such Portfolio Company, the number of outstanding shares of each such series or class of stock, the number of shares of common stock on an as converted basis and the number of shares of each class or series outstanding on a fully diluted basis), a statement of the outstanding options and warrants of such Portfolio Company and the exercise price relating thereto and a statement of the Company's record equity ownership in such Portfolio Company, (iii) a recent balance sheet, (iv) all agreements that the Company and such Portfolio Company are parties to with respect to such Portfolio Company which define the Company's rights and obligations (including, but not limited to, all shareholder agreements, voting arrangements, agreements affecting liquidity, and any agreements requiring contributions of capital or creating liability on the part of the company) and
(v) in the case of Nursefinders Acquisition Corp. ("NAC"), the expected proceeds to be received by the Company upon the consummation of the sale of NAC pursuant to the sale agreement relating thereto dated as of June 7, 2004, together with a statement of the amounts held in escrow or held back from the proceeds and the portion of such amounts that the Company would receive if no claim were made against the escrow or amounts held back from the

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proceeds. Notwithstanding the foregoing, the Buyers may waive the requirement to receive the confirmations set forth above, or any portion thereof, in their sole discretion.

            (d) The GP shall deliver a certificate certifying that (i) the interests listed on Schedule A hereto are all of the assets of the Company (or, if any of such assets have been disposed of prior to the date hereof, a statement and calculation of the net proceeds relating thereto and confirmation that the Company has received and retained such amounts) and (ii) all taxes of the Company from operations of the Company controlled by the GP for any periods on or prior to the date hereof have been paid or provided for on Schedule 1.2(e). (It is expressly understood by the Sellers that the Company has been negotiating to sell its investments in Match Healthcare Limited and NAC (collectively, the "Sales") to third parties. The Sellers (i) acknowledge that, except as expressly provided herein (including Section 1.3(e) hereof), if the Closing is consummated, any sales proceeds from those investments or from any of the Company's other investments will be totally for the benefit of the Buyers and Adstock Limited, whether such investments are sold prior to or after the Closing, and that the Sellers will receive consideration for their interests solely from the Buyers as provided herein and (ii) agree that simultaneously with the Closing, the Buyer and Adstock Limited shall receive a distribution from the Company relating to such sales proceeds. Notwithstanding anything to the contrary contained herein, the Buyers hereby agree that any expenses up to $30,000 incurred by the Company relating to the Sales shall be deemed liabilities of the Company for periods after the Closing and not reduce the Purchase Price.

            (e) The Buyers and the New GP shall confirm satisfaction of the following conditions:

      (i) Adstock Limited, the New GP and the Buyers shall have entered into an amended and restated Agreement of Limited Partnership of the Company on satisfactory terms and conditions (the "Amended and Restated Partnership Agreement").

      (ii) The GP shall have delivered (A) final invoices for services through the Closing for all persons marked with an asterisk on Schedule 1.2(e) and (B) invoices or good faith estimates of amounts owed for services through the Closing for all other persons for which the General Partner has knowledge that the Company has any liability or obligation for payment; such persons and the amounts outstanding as of the date hereof are set forth on Schedule 1.2(e).

            (f) The GP shall have provided or caused to be provided satisfactory evidence of the termination, without further liability to the Company, of all existing management agreements, employment agreements or other personnel or consulting contracts with the Company in effect prior to the Closing Date.

            (g) Notwithstanding anything to the contrary contained herein, in the event Adstock Limited is unwilling to execute this Agreement on the terms hereof or the Amended and Restated Partnership Agreement on terms satisfactory to Buyers and the New GP in their sole discretion, then Buyers and the New GP shall have the right to consummate the Closing without the signature of Adstock Limited to this Agreement or the Amended and Restated Partnership Agreement. In such event, Adstock Limited shall not be included as an LP under this Agreement.

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            1.3 Purchase Price. The aggregate Purchase Price to be paid to the
Sellers shall be an amount equal to up to $11,600,000 plus the Nursefinders Payment (defined below), less Adstock Limited's Proceeds Percent of such amount (which based on a purchase price of $11,600,000 would be $359,324.16 plus the amount they will receive with respect to the AMI Amount), payable as follows:

            (a) $6,000,000 (the "Initial Payment") less Adstock Limited's Proceeds Percent of such amount (which based on an Initial Payment of $6,000,000 would be $185,857.32 plus the amount they will receive with respect to the AMI Amount), shall be payable by the Buyers to the Sellers at the Closing in accordance with Section 1.2(a) hereof.

            (b) (i) In the event the Trading Price (defined herein) of the shares of Quovadx, Inc. ("Q") is greater than $2.00 per share for any Trading Period (defined herein) during the First Test Period (defined herein), then within five business days of the end of the First Test Period, the Buyers shall pay to the Sellers an aggregate amount equal to (x) 50% of (i) the number of shares of Q owned by the Company on the date hereof (excluding those indirectly owned through AHR Seller Group, LLC) multiplied by (ii) the excess of (A) the Trading Price of shares of Q during that Trading Period (the "Average Price") over (B) $2.00 (the amount of such excess for any applicable Trading Period being a "Gain") less (y)Adstock Limited's Proceeds Percent of such amount.

      (ii) In the event that the Trading Price of Q is greater than $2.00 per share for any Trading Period during the Second Test Period (defined below), then within five business days of the end of the Second Test Period, the Buyers shall pay to the Sellers an aggregate amount equal to (x) 50% of (i) the number of shares of Q owned by the Company on the date hereof (excluding those indirectly owned through AHR Seller Group, LLC) multiplied by (ii) excess, if any, of the Gain for such Trading Period over any Gain with respect to the First Test Period (provided that if there is no excess, no payment shall be made) less (y) less Adstock Limited's Proceeds Percent of such amount.

      (iii) In the event that the Trading Price of Q is greater than $2.00 per share for any Trading Period during the Third Test Period (defined below), then within five business days of the end of the Third Test Period, the Buyers shall pay to the Sellers an aggregate amount equal to (x) 50% of (i) the number of shares of Q owned by the Company on the date hereof (excluding those indirectly owned through AHR Seller Group, LLC) multiplied by (ii) excess, if any, of the Gain for such Trading Period over any Gain with respect to the First Test Period and the Second Test Period (provided that if there is no excess, no payment shall be made) less (y) less Adstock Limited's Proceeds Percent of such amount.

      (iv) Notwithstanding the foregoing, if the Company sells any shares of Q in a sale to a third party not covered by 1.3(c) below at a net price above $2.00 prior to the end of the Third Test Period, the Buyers shall pay to Sellers, within five business days of receiving the proceeds of such sale, an aggregate amount equal to the excess of (i) 50% of the amount in excess of $2.00 per share received for all shares of Q sold in such transactions, less Adstock Limited's Proceeds Percent of such amount over (ii) any payment made in respect of such number of shares of Q as a result of a Gain during any prior Trading Period; and thereafter any calculations under Sections 1.3(b)(i) and (ii) hereof shall be made excluding the number of shares of Q so sold (rather than

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being based upon the number of shares of Q owned by the Company on the date hereof). In the event of a sale of any shares of Q to an affiliate (as defined under the Securities Act of 1933, as amended) not covered by 1.3(c), then the Company shall be deemed to continue to own the shares of Q and the provisions of Sections 1.3(b) and (c) hereof shall continue to apply as if the Company continued to own such shares of Q.

      (v) For purposes hereof, (A) the "Trading Price" shall mean the average closing price of shares of Q, during the applicable Trading Period, in the event the shares trade on any stock exchange, NASDAQ national market or NASDAQ small cap and the average of the daily bid and ask prices of shares of Q that result in actual trades, in the event the shares of Q trade on the OTC Bulletin Board during the applicable Trading Period, (B) a "Trading Period" shall mean any 5 consecutive trading days, in the event the shares of Q trade on any exchange, NASDAQ national market or NASDAQ small cap and 10 consecutive trading days in which the average daily volume of trades exceeds 12,500 shares of Q, in the event the Q shares trade on the OTC Bulletin Board, (C) the "First Test Period" shall mean the period beginning with the public release of quarterly financial information for Q for the quarter ended September 30, 2004 and ending on the date that the Directors of Q are next prohibited from trading in shares of Q under the Insider Trading Compliance Policy of Q then in effect, but shall not include any trading days during such period on which the Company is legally prohibited from selling any Q shares, (D) the "Second Test Period" shall mean the period beginning with the public release of quarterly financial information for Q for the quarter ended December 31, 2004 and ending on the date that the Directors of Q are prohibited from trading in shares of Q under the Insider Trading Compliance Policy of Q then in effect, but shall not include any trading days during such period on which the Company is legally prohibited from selling any Q shares, (E) the "Third Test Period" shall mean the period beginning with the public release of quarterly financial information for Q for the quarter ended March 31, 2005 and ending on the date that the Directors of Q are prohibited from trading in shares of Q under the Insider Trading Compliance Policy of Q then in effect, but shall not include any trading days during such period on which the Company is legally prohibited from selling any Q shares; provided, however, that if there was a Gain during any of the First Test Period, the Second Test Period or the Third Test Period but the Company was not able to sell shares of Q for at least 60 business days of such periods (whether because Rule 144 (without regard to any volume limitation) was not available to the Company for sales of Q shares or another legal prohibition applied), then the Third Test Period shall instead mean the period beginning with the public release of quarterly financial information for Q for the quarter ended June 30, 2005 and ending on the date that the Directors of Q are next prohibited from trading in shares of Q under the Insider Trading Compliance Policy of Q then in effect but shall not include any trading days during such period on which the Company is legally prohibited from selling Q shares; provided, further, however, that if there was a Gain during the First Test Period, the Second Test Period or the Third Test Period (including the additional period referred to above), but the Company was not able to sell shares of Q for at least 60 business days of such periods (whether because Rule 144 (without regard to any volume limitation) was not available to the Company for sales of Q shares or another legal prohibition applied), the Third Test Period shall instead mean the additional test period(s) beginning with the public release of quarterly financial information for Q for the next consecutive quarter and ending on the date that the Directors of Q are next prohibited from trading in shares of Q under the Insider Trading Compliance Policy of Q then in effect but shall not include any trading days during such period on which the Company is legally prohibited from selling Q shares and such

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test periods shall continue as set forth above until the Company was able to sell shares of Q for at least 60 business days of all such periods and (F) Rule 144 shall mean Rule 144 of the Exchange Act of 1934, as amended. The Company hereby agrees that it will not sell any Q shares owned by it (excluding those indirectly owned through AHR Seller Group) pursuant to Rule 144, during the first five trading days of any of the First Test Period, the Second Test Period or the Third Test Period. If the Company is legally prohibited from selling Q shares on any day, the day shall not count in determining whether the consecutive days have been achieved as set forth in the definition of Trading Period.

      (vi) Notwithstanding the foregoing, (A) the total payments pursuant to this Section 1.3(b) shall in no event exceed $5,600,000 less Adstock Limited's Proceeds Percent thereof, (B) in the event there is more than one applicable Trading Period during either the First Test Period, the Second Test Period or the Third Test Period, the Gain and Trading Price for such First Test Period, Second Test Period or Third Test Period shall be measured using the highest of the Average Prices for any Trading Period during such First Test Period, Second Test Period or Third Test Period and (C) no payment shall be required by the Buyers with respect to any of the First Test Period, the Second Test Period or Third Test Period if the Company was not legally able to sell shares of Q during such period (whether because Rule 144 (without regard to any volume limitation) was not available to the Company for sales of Q shares or another legal prohibition applied).

            (c) In the event there is a Sale Transaction (defined herein) with respect to Q on or prior to the end of the Third Test Period, then (i) if no payment has been made to Sellers pursuant to Section 1.3(b), the Buyers shall pay to the Sellers an aggregate amount equal to the Transaction Gain (as defined herein) and (ii) if any payment has been made to the Sellers pursuant to Section 1.3(b), the Buyers shall pay to the Sellers an aggregate amount equal to the excess, if any, of the difference between (A) the Transaction Gain and (B) the amounts previously paid to Sellers pursuant to Section 1.3(b). For purposes hereof, a Transaction Gain shall mean an amount equal to 50% of (A) the number of shares of Q owned by the Company on the date hereof (excluding those owned indirectly through AHR Seller Group, LLC) multiplied by (B) the difference between (1) the Value (defined herein) per share that the Company receives for or as a distribution with respect to the Q shares in connection with the Sale Transaction and (2) $2.00. In the event the Company receives any consideration other than cash in connection with the Sale Transaction, then it shall pay any amounts owed to Sellers less Adstock Limited's Proceeds Percent pursuant to this
Section 1.3(c), in the form, and in the same proportion, of the cash and securities received by the Company in the Sale Transaction and the amount of such securities to be paid to Sellers (the "Sellers Securities") shall have a Fair Market Value (defined herein) on the closing date of the Sale Transaction equal to the amount payable to Sellers as a distribution of securities; provided, that if the Company is required to pay any amounts owed hereunder in the form of securities received in a Sale Transaction and such securities may not be transferred to the Sellers because of contractual or securities laws restrictions, then the Company shall use reasonable efforts to sell the Sellers Securities (and promptly distribute the net proceeds to Sellers) or distribute them to the Sellers as soon as reasonably practicable after restrictions on their transfer lapse, and shall hold the Sellers Securities for the account of the Sellers until such time. The Company shall not be liable to the Sellers for any fluctuation in price relating to the Sellers Securities for the period the Company holds the Sellers Securities. Notwithstanding the foregoing, the total payments pursuant to this Section 1.3(c) shall in no event exceed $5,600,000

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less Adstock Limited's Proceeds Percent. For purposes hereof, (x) "Sale
Transaction" shall mean (A) the sale of all, or substantially all, of Q's consolidated assets, in any single transaction or series of related transactions, (B) any merger or consolidation involving Q unless, as a result of such merger or consolidation, the Company receives shares of the surviving entity which are publicly traded (in which case the Trading Price shall be calculated after taking into effect the adjustment in (d) below and Section 1.3(b) shall continue to apply to such securities as if they were the shares of
Q) and (C) a transaction in which Q acquires substantially all of its publicly traded stock, if the Company is the sponsor or co-sponsor of such transaction or has the opportunity to sell its shares to Q as part of such transaction but has declined to do so (in which case the consideration shall be measured as provided above and any Q shares retained by the Company shall be treated as securities received in such Sale Transaction and shall be valued at the cash price at which the Company had the opportunity to sell its Q shares as part of such transaction), (y) "Value" shall mean the cash consideration received by the Company in connection with the Sale Transaction plus the Fair Market Value of any securities received by the Company determined on the date of receipt thereof and (z) "Fair Market Value" shall mean the value of securities received by the Company (which if such securities are publicly traded, shall be the trading price thereof (using the same principles set forth under the definition of Trading Price for Q shares above assuming the Trading Period is the five consecutive trading days preceding the receipt)) and if not publicly traded shall be determined in good faith by the New GP).

            (d) For purposes of Sections (b) and (c) above, the Trading Price of the Q shares, and the volume requirement shall be adjusted to take into account any stock splits, reverse stock splits, combinations, conversions, exchanges, reclassifications or other actions that would warrant an equitable adjustment to the share price including mergers and consolidations excluded from Section 1.3(c)(x)(B) above.

            (e) Within two business days of the consummation of the sale of the interests held by the Company in Nursefinders Acquisition Corp. on the date hereof (as set forth in Schedule A hereto), the Buyers shall pay to the Sellers an aggregate amount equal to 75% of the proceeds received by the Company in connection with such sale of said securities (the "Nursefinders Payment").

            (f) The Buyers shall pay to each Seller any amounts due to it pursuant to Section 1.3(b), (c) and (e), with the aggregate payments divided among the Sellers pro rata based on the adjusted Proceeds Percent shown on
Schedule 1.2(a)(after giving effect to the reallocation of the AMI Proceeds Percent) and made to the accounts set forth on Exhibit 1.2(a). Any such payment shall be accompanied by a statement from the New GP as to the calculation of such payment. Notwithstanding the foregoing, to the extent the Company has any liabilities (whether contingent, absolute or otherwise, including, but not limited to any tax liabilities, unpaid or contingent accounts payable, accrued pension benefits, deferred compensation or any other financial liabilities) that relate to periods on or prior to the date hereof, such liabilities shall reduce any payments owed to Sellers under Section 1.3(b) above. If the Company has such liabilities in excess of $50,000 it will provide notice (the "Liability Notice") to the Sellers of the nature and amount of such liabilities with adequate detail to allow the Sellers to evaluate such liabilities on or prior to the date which is 180 days from the date hereof. If within 30 days of receipt of the Liability Notice, Sellers who have more than 50% of the Proceeds Percent notify

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(the "Dispute Notice") the Buyer that they are disputing the liabilities in the
Liabilities Notice, then the Buyer and the Sellers who provide the Dispute Notice (the "Disputing Sellers") will have 30 days from receipt of the Dispute Notice to agree on the amount of liabilities. If the Buyer and the Disputing Sellers are unable to do so in such time period, then the liabilities amount shall be sent to arbitration before a single arbiter under the rules of the American Arbitration Association. The non-prevailing party in the arbitration proceeding will be responsible for payment of the fees associated therewith (which if owed by the Sellers will reduce any payments owed to them under Section 1.3(b) above and will be paid pro rata based on their Proceeds Percent).

            (g) Each of the Buyers and the New GP agrees (i) not to take any action for the purpose of avoiding or diminishing its obligations under Sections 1.3(b) through 1.3(f) above and (ii) not to agree to be bound by any amendment to the Insider Trading Compliance Policy of Q which would result in prohibiting the Company from selling its shares of Q throughout the entirety of either the First Test Period, the Second Test Period and the Third Test Period, provided, however, that each of the Sellers acknowledges that neither (i) any additional debt or equity investments that the Company makes in good faith in existing portfolio companies (including such investments as are senior to the existing investment) nor (ii) any sale of shares of Q by the Company shall be deemed actions for the purpose of avoiding or diminishing its obligations.

            (h) For so long as the Company owns the interests held by it in NAC on the date hereof (as set forth on Schedule A to this Agreement), the Company hereby agrees that in the event it makes an investment in NAC or any entity which acquires securities in NAC in addition to the NAC Investment (the "Additional Investment"), then the Company shall use reasonable commercial efforts to provide that 75% of the Additional Investment be offered to the Sellers (other than AMI) (or their permitted transferees hereunder), prorata based on their adjusted Proceeds Percent (excluding for this purpose the Proceeds Percent of AMI) on substantially the same terms as the Company makes the Additional Investment. The Sellers will be required to respond promptly if they desire to participate in the Additional Investment and shall be deemed to have declined their right to so participate if they have not responded within ten calendar days of receipt of the notice of their right to participate in the Additional Investment. The Sellers shall have the right to assign their rights hereunder to (i) an affiliate (as defined under the Securities Act of 1933, as amended), (ii) a fund that they have made an investment in, provided, in each such case, the transferee is an accredited investor (as defined under the Securities Act of 1933, as amended) or (iii) such other party so long as such party is identified to the Company in advance and the Company has approved such transferee, such approval not to be unreasonably withheld or delayed. In connection with an Additional Investment, the Company shall provide Buyers with information it receives from NAC relating to the Additional Investment to the extent it is not otherwise bound by a confidentiality agreement relating thereto.

            1.4 Transfers(a) For purposes hereof, the admission of the New GP as a general partner of the Company shall be deemed to occur immediately prior to the transfer by the Sellers of the Interests and all parties hereto hereby consent to such transfers and the admission of the Buyers and the New GP as partners of the Company for purposes of complying with Section 6.1(a) of the Partnership Agreement (as defined below) and otherwise. In addition, each of the parties hereto hereby waives (i) the restriction on transferability set forth in
Section 6.1(d) of the Agreement of Limited Partnership of the Company dated as of July 9, 1996, as amended to date (the "Partnership Agreement"), (ii) any other violation of or defaults under the Partnership Agreement that may be caused by the consummation of the transactions contemplated hereby and (iii) any requirements relating to transfers set forth in the subscription documents executed by certain of the LPs in connection with the initial capitalization of the Company.

            1.5 Adstock Treatment. Notwithstanding the foregoing, Adstock Limited hereby agrees that it will not receive any of the Purchase Price hereunder or amounts payable under Section 1.3, except for amounts relating to the AMI Amount under Section 1.2(a) hereof. Adstock Limited will retain its limited partner interest in the Company after the Closing Date as set forth in the Amended and Restated Agreement of Limited Partnership.

II. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

            Each Seller severally, and not jointly with the other Sellers, represents and warrants to each Buyer and the New GP as follows only with respect to such Seller:

            2.1 Organization; Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. It has all requisite power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action. This Agreement has been duly executed and delivered by it and is valid, binding and enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, or the availability of equitable remedies.

            2.2 Title to Interests. It is the sole record and beneficial owner of the Interests shown next to its name on Schedule 1.2(a) hereof and it is selling such Interests free and clear of all liens, claims, encumbrances, options, pledges and security interests of any kind, whether arising by agreement, operation of law or otherwise ("Liens"), except as may arise (i) under the Partnership Agreement, or (ii) applicable federal and state securities or blue sky laws ("Permitted Encumbrances"), and upon consummation of the transactions contemplated hereby, it will transfer good and valid title to the Interests being purchased by such Buyer from it, free and clear of all Liens, except Permitted Encumbrances.

            2.3 No Violation; Consents and Approvals. The execution and delivery by it of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, its organizational documents, if any, (b) violate any judgment, order, injunction or decree (an "Order"), or statute, law, ordinance, rule or regulation ("Applicable Law"), excluding federal and state securities and blue sky laws applicable to the transaction contemplated by this Agreement, applicable to it or its property or assets, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon the Interests held by it under, any note, bond, mortgage, indenture, license, agreement, capital lease or other instrument or obligation ("Contracts") to which it is a party or by which it or any of its assets may be bound (except as may arise under the Partnership Agreement), except in the case of (b) and (c), as would not have a material adverse effect on the ability of such Seller to sell the Interests pursuant to or otherwise satisfy its obligations under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with ("Governmental Approval"), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign ("Governmental Authority"), nor any consent, approval, order or authorization of any other third party is required to be obtained or made by or with respect to it in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than any consent, approval, order or authorization, or registration, declaration or filing, required under federal and state securities and blue sky laws applicable to the transaction contemplated by this Agreement, except such consent, approval, order or authorization where the failure to obtain such consent, approval, order or authorization would not have a material adverse effect on the ability of Seller to sell the Interests pursuant to this Agreement. Except as created by this Agreement, there are no outstanding subscriptions, options, rights (including phantom stock rights), warrants, calls, commitments, understandings, arrangements, plans or other agreements of any kind to acquire its Interests (except as may arise under the Partnership Agreement). Notwithstanding the foregoing or any other provision of this Agreement, no representation is being made by any Seller with respect to any rights Adstock Limited may have under the Partnership Agreement or applicable law.

            2.4 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by it or any of its partners, officers, employees, representatives or agents, provided, however, that in the case of each LP Seller, this representation is being made to the best of its knowledge.

III. REPRESENTATIONS AND WARRANTIES OF BUYERS AND THE NEW GP.

            Each Buyer and the New GP, severally, and not jointly with the other Buyers or the New GP, hereby represents and warrants to each Seller as follows:

            3.1 Organization; Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and is valid, binding, and enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally or the availability of equitable remedies.

            3.2 No Violation; Consents and Approvals. The execution and delivery by it of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (a) conflict with, or result in any violation of or default under, any provision of its organizational documents, (b) violate any Order or Applicable

Laws applicable to it or its property or assets or (c) give rise to any right of termination, cancellation or acceleration under, or conflict with, or result in any violation of or default under any Contracts to which it is a party or by which it or its assets may be bound, which conflict, violation or default would prevent it from consummating the transaction. No Governmental Approval from a Governmental Authority or any consent, approval, order or authorization of any other third party is required to be obtained or made by or with respect to it or its affiliates in connection with its execution and delivery of this Agreement, or the consummation by it of the transactions contemplated hereby.

            3.3 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby, other than Winchester Capital Technology Partners, advisor to the Buyers, by reason of any action taken by it or any of its partners, officers, employees, representatives or agents.

            3.4 Sophisticated Purchaser. Each Buyer (i) is a sophisticated entity and is able to bear any financial risks associated with the purchase of the Interests, (ii) has adequate information to make an informed decision regarding the purchase of the Interests, (iii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of and understand the risks inherent in the purchase in the Interests, (iv) has independently, and without reliance upon Sellers, and based on such information as such Buyer has deemed appropriate, made its own analysis and decision to purchase the Interests, and (v) is purchasing the Interests with investment intent and not with a view toward distribution.

            3.5 Unregistered Securities Acknowledgement. Each Buyer understands that the Interests have not been registered under the Securities Act of 1933, as amended (the "Act"), and such Interests may not be transferred except pursuant to a duly available exemption from such registration requirements.

            3.6 Accredited Investor. Each Buyer is an accredited investor, as such term is defined in Regulation D under the Act.

IV. MISCELLANEOUS.

            4.1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

            4.2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

            (a) If to any Seller, to the address shown below such Seller's signature on the signature pages hereof; and with a copy (which shall not constitute notice to any Seller) to:

                  O'Melveny & Meyers
                  Times Square Tower
                  Times Square
                  New York, NY 10036

                  Telecopy: 212-408-2408
                  Attention: Howard Bergtraum, Esq.

            (b)   If to the Buyers or the New GP, to:

                  Nova General Partner Limited

                  c/o Nova Capital Management Ltd.
                  36 Dover Street
                  London, W15 4NH
                  Telecopy: 44 (0) 2076471801
                  Attention: David Williamson

                  with a copy to:

                  Johnson Brothers and Company Limited

                  Nash Court
                  Nash Ludlow
                  Shropshire
                  SY8 3DG
                  England
                  Telecopy: 44 1922 629815
                  Attention: Diane Devlin

                  and a copy to:

                  Cayzer House
                  30 Buckingham Gate
                  London SW1 E6NN
                  Telecopy:  +44 (0) 207 802 8090
                  Telephone:  +44 (0) 207 802 8080
                  Attention: Graeme Denison, Company Secretary and a copy to:

                  Patton Boggs LLP
                  2550 M Street, NW
                  Washington, D.C. 20037
                  Telecopy: (202) 457-6315
                  Attention: John H. Vogel, Esq.

                  and a copy to:

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, New York  10022
                  Telecopy:  (212) 836-8689
                  Attention:  Nancy Fuchs, Esq.

or to such other person or address as any party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

            4.3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the Buyers, the New GP and the Sellers owning at least 50% of the aggregate Proceeds Percent (which must include any Seller that is adversely affected in a manner different than any other Seller). Any failure of a Seller to comply with any term or provision of this Agreement may be waived by both the Buyers and the New GP, and any failure of the Buyers or the New GP to comply with any term or provision of this Agreement may be waived by Sellers owning at least 50% of the aggregate Proceeds Percent (which must include any Seller that is adversely affected in a manner different than any other Seller), at any time by an instrument in writing signed by or on behalf of such other parties, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

            4.4 Entire Agreement. This Agreement and the exhibits, schedules and other documents referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

            4.5 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

            4.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns.

            4.7 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

            4.8 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby, provided, however, that the Company shall bear the fees and expenses of O'Melveny and Meyers, counsel to the Company from the AMI Amount as set forth in Section 1.2(a).

            4.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            4.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

            4.11 Legal Suits. The prevailing party in any legal suit, action or proceeding (including in respect of any action asserting a claim based on any matter purported to be released hereby) shall be entitled to recover its reasonable legal fees and expenses relating thereto from the non-prevailing party.

            4.12 Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of New York.

            4.13 RELEASE. (a) In consideration of the mutual benefits contained herein, each of the LPs for itself and its heirs, representatives, affiliates, agents, employees, officers, directors, shareholders, and successors and assigns, collectively, hereby waives, releases and forever discharges the Company, the GP, the Investment Manager (as defined in the Partnership Agreement), each of the other LPs and the New GP and each of their affiliates, directors, officers, partners, members, representatives and shareholders (in their capacity as such) from any and all claims, actions, causes of action, judgments, executions, suits, demands, liabilities, obligations, expenses (including, without limitation, attorneys' fees and investigative fees), debts and damages of any nature and kind, whether known or unknown, direct or indirect, whether heretofore or hereafter arising based in tort, contract or other theory of recovery, that any of them has or may have relating to or arising out of any event or relationship, or any action or failure to act, and in any way involving the Company or its business (including any rights under the Partnership Agreement or any other agreement and documents to which the Company, the LPs or the GP or New GP, on the one hand or such LP on the other hand, are or have been parties, other than this Agreement and any agreements entered in connection herewith), provided, however, that this release shall not prevent an LP from making a claim or bringing an action against Atlantic Medical Associates, L.P. or the Investment Manager with respect to recovering any damages or legal expenses incurred by such LP in connection with any litigation brought by a third party against such LP in its capacity as a LP of the Company or by reason of such LP's representative having served on the Company's Limited Partner Advisory Committee. Each party expressly waives the benefit of any statutory provisions or principles of law which would limit their release of unknown claims. In any litigation arising from or related to the matters released hereby, the release contained in this Section may be pleaded by any released party as a defense, counterclaim or cross-claim, and shall be admissible into evidence without foundation testimony whatsoever.

            (b) In consideration of the mutual benefits contained herein, the Company for itself and its heirs, representatives, affiliates, agents, employees, officers, directors, shareholders, and successors and assigns, collectively, hereby waives, releases and forever discharges the LPs, the GP, Investment Manager and each of their affiliates, directors, officers, members, partners, representatives and shareholders (in their capacity as such) from any and all claims, actions, causes of action, judgments, executions, suits, demands, liabilities, obligations, expenses (including, without limitation, attorneys' fees and investigative fees), debts and damages of any nature and kind, whether known or unknown, direct or indirect, whether heretofore or hereafter arising based in tort, contract or other theory of recovery, that any of them has or may have relating to or arising out of any event or relationship, or any action or failure to act, and in any way involving the Company or its business (including any rights under the Partnership Agreement or any other agreement and documents to which the LPs or the Investment Manager are or have been parties, other than this Agreement and any agreements entered in connection herewith). Each party expressly waives the benefit of any statutory provisions or principles of law which would limit their release of unknown claims. In any litigation arising from or related to the matters released hereby, the release contained in this Section may be pleaded by any released party as a defense, counterclaim or cross-claim, and shall be admissible into evidence without foundation testimony whatsoever.

            (c) In consideration of the mutual benefits contained herein, the GP for itself and its heirs, representatives, affiliates, agents, employees, officers, directors, shareholders, and successors and assigns, collectively, hereby waives, releases and forever discharges the Company and the New GP and each of their affiliates, directors, officers, members, partners, representatives and shareholders (in their capacity as such) from any and all claims, actions, causes of action, judgments, executions, suits, demands, liabilities, obligations, expenses (including, without limitation, attorneys' fees and investigative fees), debts and damages of any nature and kind, whether known or unknown, direct or indirect, whether heretofore or hereafter arising based in tort, contract or other theory of recovery, that any of them has or may have relating to or arising out of any event or relationship, or any action or failure to act, and in any way involving the Company or its business (including any rights under the Partnership Agreement or any other agreement and documents to which the Company is or has been a party, other than this Agreement and any agreements entered in connection herewith). Each party expressly waives the benefit of any statutory provisions or principles of law which would limit their release of unknown claims. In any litigation arising from or related to the matters released hereby, the release contained in this Section may be pleaded by any released party as a defense, counterclaim or cross-claim, and shall be admissible into evidence without foundation testimony whatsoever.

            (d) In consideration of the mutual benefits contained herein, the Investment Manager for itself and its heirs, representatives, affiliates, agents, employees, officers, directors, shareholders, and successors and assigns, collectively, hereby waives, releases and forever discharges the LPs and each of their affiliates, directors, officers, members, partners, representatives and shareholders (in their capacity as such) from any and all claims, actions, causes of action, judgments, executions, suits, demands, liabilities, obligations, expenses (including, without limitation, attorneys' fees and investigative fees), debts and damages of any nature and kind, whether known or unknown, direct or indirect, whether heretofore or hereafter arising based in tort, contract or other theory of recovery, that any of them has or may have relating to or arising out of any event or relationship, or any action or failure to act, and in any way involving the Company or its business (including any rights under the Partnership Agreement or any other agreement and documents to which the LPs are or have been parties, other than this Agreement and any agreements entered in connection herewith). Each party expressly waives the benefit of any statutory provisions or principles of law which would limit their release of unknown claims. In any litigation arising from or related to the matters released hereby, the release contained in this Section may be pleaded by any released party as a defense, counterclaim or cross-claim, and shall be admissible into evidence without foundation testimony whatsoever.

            (e) In consideration of the mutual benefits contained herein, the New GP and the Buyers for itself and its heirs, representatives, affiliates, agents, employees, officers, directors, shareholders, and successors and assigns, collectively, hereby waives, releases and forever discharges the LPs and each of their affiliates, directors, officers, members, partners, representatives and shareholders (in their capacity as such) from any and all claims, actions, causes of action, judgments, executions, suits, demands, liabilities, obligations, expenses (including, without limitation, attorneys' fees and investigative fees), debts and damages of any nature and kind, whether known or unknown, direct or indirect, whether heretofore or hereafter arising based in tort, contract or other theory of recovery, that any of them has or may have relating to or arising out of any event or relationship, or any action or failure to act, and in any way involving the Company or its business (including any rights under the Partnership Agreement or any other agreement and documents to which the LPs are or have been parties, other than this Agreement and any agreements entered in connection herewith). Each party expressly waives the benefit of any statutory provisions or principles of law which would limit their release of unknown claims. In any litigation arising from or related to the matters released hereby, the release contained in this Section may be pleaded by any released party as a defense, counterclaim or cross-claim, and shall be admissible into evidence without foundation testimony whatsoever.

            (f) In consideration of the mutual benefits contained herein, the GP for itself and its heirs, representatives, affiliates, agents, employees, officers, directors, shareholders, and successors and assigns, collectively, hereby waives, releases and forever discharges the LPs and each of their affiliates, directors, officers, members, partners, representatives and shareholders (in their capacity as such) from any and all claims, actions, causes of action, judgments, executions, suits, demands, liabilities, obligations, expenses (including, without limitation, attorneys' fees and investigative fees), debts and damages of any nature and kind, whether known or unknown, direct or indirect, whether heretofore or hereafter arising based in tort, contract or other theory of recovery, that any of them has or may have relating to or arising out of any event or relationship, or any action or failure to act, and in any way involving the Company or its business (including any rights under the partnership agreement or any other agreement and documents to which the LPs are or have been parties, other than this Agreement and any agreements entered in connection herewith). Each party expressly waives the benefit of any statutory provisions or principles of law which would limit their release of unknown claims. In any litigation arising from or related to the matters released hereby, the release contained in this Section may be pleaded by any released party as a defense, counterclaim or cross-claim, and shall be admissible into evidence without foundation testimony whatsoever.

            (g) In addition to the releases above, with respect to any party hereto that may be governed by, or subject to, the jurisdiction of the laws of the State of California, such party:

            (i) hereby fully and completely release and forever discharge (on behalf of itself and each of its respective predecessors, successors, assigns, heirs, legatees, executors, representatives, attorneys, agents, guardians, custodians, administrators, conservators, affiliates and associates and any other person or entity who may in any fashion claim any interest in the subject matter hereof by, through, or on behalf of any party hereto (including, without limitation, any parents and subsidiaries of either)) the other parties and each of their directors, officers, partners, members, representatives and shareholders (in their capacity as such) (the "Releasees") from any and all claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, losses, compensation, attorneys' fees or causes of action of any kind or nature, whether now known or unknown, suspected or unsuspected, in law or in equity, that arose from the beginning of time through and including the date hereof, in connection with, arising from or related to the Company or any agreement, understanding or arrangement or proposed agreement, understanding or arrangement in connection with, arising from or related to any of the foregoing (including any rights under the Partnership Agreement or any other agreement and documents to which the they are or have been parties, other than this Agreement and any agreements entered in connection herewith); and

            (ii) waives any and all rights which it may have with respect to the subject matter of this release under the provisions of Section 1542 of the Civil Code of the State of California as now worded and as hereafter amended, which section provides in pertinent part:

                        "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                        It is understood and agreed that the facts in respect to which this Agreement is executed may turn out to be other than or different from the facts in that respect now known or believed by each of the parties to be true; and with such understanding and agreement, the parties expressly accept and assume the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and agree that this Agreement shall be in all respects effective and shall not be subject to termination or rescission by reasons of any such difference in facts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 CALEDONIA INVESTMENTS plc

                                 By: /s/ T.C.W. INGRAM
                                     -----------------------------------------
                                     Name: T.C.W. Ingram
                                     Title: Chief Executive Officer

                                 By: /s/ P.N. BUCKLEY
                                     -----------------------------------------
                                     Name: P.N. Buckley
                                     Title: Chairman of the Board

                                 JOHNSON BROTHERS AND COMPANY LIMITED

                                 By: /s/ D.C. DEVLIN
                                     -----------------------------------------
                                     Name: D.C. Devlin
                                     Title: Company Secretary

                                 NOVA GENERAL PARTNER LIMITED

                                 By: /s/ DONALD FORREST
                                     -----------------------------------------
                                     Name: Donald Forrest
                                     Title: Director

                                 CALIFORNIA PUBLIC EMPLOYEES RETIREMENT
                                 SYSTEM

                                 By: /s/ JONCARLO MARK
                                     -----------------------------------------
                                     Name: Joncarlo Mark
                                     Title: Portfolio Manager
                                     Address: 3492 P. St., Ste. 3492
                                              Sacramento, CA

                                 ATLANTIC MEDICAL INVESTORS, LLC

                                 By: /s/ J. ANDREW COWHERD
                                     -----------------------------------------
                                     Name: J. Andrew Cowherd
                                     Title: Member
                                     Address: 787 7th Ave., 9th Floor
                                              New York, NY  10019

                                 CIBC WMC INC. F/K/A
                                 CIBC WOOD GUNDY CAPITAL CORP.

                                 By: /s/ DAVID SHOTLAND
                                     -----------------------------------------
                                     Name: David Shotland
                                     Title: Managing Director
                                     Address: 425 Lexington Ave.
                                              New York, NY  10017

                                 THE BOARD OF REGENTS OF THE UNIVERSITY OF
                                 TEXAS SYSTEM

                                 By: /s/ SARA J. McMAHON
                                     -----------------------------------------
                                     Name: Sara J. McMahon
                                     Title: Managing Director
                                     Address: 221 W. Sixth Street, Ste. 1700
                                              Austin, TX  78701

                                 THE PERMANENT UNIVERSITY FUND OF THE
                                 STATE OF TEXAS

                                 By: /s/ SARA J. McMAHON
                                     -----------------------------------------
                                     Name: Sara J. McMahon
                                     Title: Managing Director
                                     Address: 221 W. Sixth Street, Ste. 1700
                                              Austin, TX  78701

                                 LJR LIMITED PARTNERSHIP

                                 By: /s/ MARK F. POLZIN
                                     -----------------------------------------
                                     Name: Mark F. Polzin
                                     Title: President
                                     Address: Moreland Management Co.
                                              Non-Member Manager of the
                                              General Partners of LJR Limited
                                              Partnership

                                 W.S. INVESTMENTS, L.P.

                                 By: JD Partners, its General Partner

                                     By: /s/ JAMES S. REGAN
                                         -------------------------------------
                                         Name: James S. Regan
                                         Title: General Partner
                                         Address: 47 Hulfish Street, Suite 305
                                                  Princeton, NJ  08542

                                 ADSTOCK LIMITED

                                 By: /s/ ADNAN A. ABDULJAWAD
                                     -----------------------------------------
                                     Name: Adnan A. Abduljawad
                                     Title:
                                     Address:

                                 ATLANTIC MEDICAL ASSOCIATES, L.P.

                                 By: Atlantic Medical Partners LLC, its general
                                     partner

                                 By: /s/ J. ANDREW COWHERD
                                     -----------------------------------------
                                     Name: J. Andrew Cowherd
                                     Title: Member
                                     Address: 787 7th Ave., 9th Floor
                                              New York, NY  10019

                              ATLANTIC MEDICAL CAPITAL, L.P.

                              BY: Atlantic Medical Associates, L.P., its
                                  general partner

                              By: Atlantic Medical Partners LLC, its general
                                  partner

                                  By: /s/ J. ANDREW COWHERD
                                      ----------------------------------------
                                      Name: J. Andrew Cowherd
                                      Title: Member
                                      Address: 787 7th Ave., 9th Floor
                                               New York, NY  10019

                              DRESDNER KLEINWORT BENSON PORTFOLIO
                              HOLDINGS LLC

                              By: /s/ DAVID S. ZACKOS
                                  --------------------------------------------
                                  Name: David S. Zackos
                                  Title: Vice President
                                  Address: 1345 Ave. of the Americas
                                           New York, NY  10105

                              EQUITABLE LIFE ASSURANCE SOCIETY

                              By: /s/ D. MARCHARI
                                  --------------------------------------------
                                  Name: D. Marchari
                                  Title: Signatory for Equitable Life
                                  Address: 33 Old Broad Street
                                           London, EC2W142, U.K.

                              AXA UK PENSION TRUSTEES CORP.

                              By: /s/ I.P. WORDEN
                                  --------------------------------------------
                                  Name: I.P. Worden
                                  Title: Director
                                  Address: Granville Baird Venture Advisers Ltd.

                              AXA GENERAL INSURANCE LTD.

                              By: /s/ I.P. WORDEN
                                  --------------------------------------------
                                  Name: I.P. Worden
                                  Title: Director
                                  Address: Granville Baird Venture Advisers Ltd.

Solely with respect to
Section 4.13(b) hereof:

ATLANTIC MEDICAL CAPITAL, L.P.

By: Atlantic Medical Associates, L.P., its general partner

By: Atlantic Medical Partners LLC, its general partner

By: /s/ J. ANDREW COWHERD
    --------------------------------------------
    Name: J. Andrew Cowherd
    Title: Member

Solely with respect to
Section 4.13(d) hereof:

ATLANTIC MEDICAL MANAGEMENT, LLC

By: /s/ J. ANDREW COWHERD
    --------------------------------------------
    Name: J. Andrew Cowherd
    Title: Managing Director

                                   SCHEDULE A

                         ATLANTIC MEDICAL CAPITAL, L.P.
                        SCHEDULE OF PORTFOLIO INVESTMENTS

NURSEFINDERS ACQUISITION CORP.

      1,025,924 shares of Class A common stock
      433,276 shares of Series A convertible preferred stock
      Warrants to purchase 86,655 shares of Class A common stock, expiring July 30, 2009

SINCLAIR MONTROSE LTD.

      1,000,000 shares of common stock

ALIGNIS, INC.

      1,000,000 shares of Series D preferred stock
      $1,000,000 convertible promissory note bearing interest at 8% Warrants to purchase 595,745 and 530,407 shares of common stock, expiring July 30, 2006 and March 10, 2007, respectively

QUOVADX, INC. (FORMERLY XCARE.NET, INC.)

      2,327,651 shares of common stock

AHR SELLER GROUP, LLC

      87,906 membership units

NOTIFY MD, INC.

      19,379 shares of common stock
      431,081 shares of Series 2001-A convertible preferred stock
      800,000 shares of Series 2001-B convertible preferred stock
      465,077 shares of Series 2001-C convertible preferred stock

HCR

Contingent payment right pursuant to Securities Stock Purchase Agreement dated as of December [ ], 2003 between the Company and HCR Investors, LLC.

ADDITIONAL ASSETS:

Med Cambio, Inc. note

Note

Schedule 1.2(e)                   Liabilities